Exhibit 99.1
Optinose Reports Fourth Quarter and Full Year 2020 Financial Results
and Recent Operational Highlights

Company reports fourth quarter and full year 2020 XHANCE net revenue of $15.6 million and $48.4 million

Full year 2020 XHANCE prescriptions increased 70% compared to full year 2019

Company expects XHANCE net revenue for 2021 to be at least $80 million

Company expects top-line results from one of its clinical trials evaluating XHANCE as a potential treatment for Chronic Sinusitis by the end of 2021

Conference call and webcast to be held today at 8:00 a.m. Eastern Time

YARDLEY, Pa., March 3, 2021 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter and year ended December 31, 2020, and provided recent operational highlights.

"I am proud of how the team at Optinose responded to the market disruptions created by the global pandemic, enabling us to deliver 70% year-over-year growth of prescriptions for XHANCE," stated CEO Peter Miller. "As a launch-stage product, new patient starts are a critical driver of future success. Following pandemic-related disruption in second quarter, we achieved consecutive all-time highs for new prescriptions of XHANCE in third and fourth quarter 2020. Looking ahead, we believe we expect sustained or increased XHANCE growth in 2021. Our expectations for first quarter 2021 include typical early-year effects on price and volume related to patient insurance that we believe are common for chronic treatments that derive a significant proportion of total prescriptions from refills, and for full year 2021 we expect XHANCE net revenue to be at least $80 million."
Fourth Quarter 2020 and Recent Highlights

Total and New XHANCE Prescriptions
The number of XHANCE® (fluticasone propionate) prescriptions increased by 36% from 54,300 in the fourth quarter 2019 to 73,900 in the fourth quarter 2020. In addition, XHANCE prescriptions increased by 70% from 153,700 for the full year of 2019 to 261,400 for the full year of 2020.

The number of new prescriptions for XHANCE increased by 16% from 21,200 in the fourth quarter of 2019 to 24,600 in the fourth quarter of 2020. In addition, new prescriptions for XHANCE increased by 31% from 67,400 for the full year of 2019 to 88,600 for the full year of 2020.

OPN-019
In June 2020, the Company announced the initiation of development of a new product candidate, OPN-019, which combines its proprietary intranasal Exhalation Delivery System (EDS) with an antiseptic.
Because components of the drug-device combination product candidate, including both the active drug and delivery device, are currently commercially available in the U.S., the Company anticipates a potential streamlined and accelerated development. Subsequent to a pre-Investigational New Drug (IND) submission the Company is engaged with FDA regarding an IND and clinical development pathway.
The Company has performed in vitro testing against SARS-CoV-2 with a candidate formulation in which a 4-log reduction (a 99.99% reduction) in virus count was produced. In addition, the Company performed tests against other pathogens. For most pathogens tested, 3-log to 6-log reductions (99.9% to 99.9999% reductions) in virus count were observed.

In April 2021, the Company expects to initiate a randomized, proof of concept study in subjects who have tested positive for SARS-CoV-2 infection, are recently infected, and who have mild or no symptoms. This pilot study being conducted in Mexico will evaluate both the magnitude and duration of viral load reduction after a single dose of OPN-019. The Company expects top-line results from this study in second quarter 2021.

The Company is focused on supporting the initial stages of development within our current operating expense guidance and intend to seek grants, partnerships, and/or other sources of capital to fund future development.

Fourth Quarter 2020 Financial Results

Revenue
The Company generated $15.6 million and $48.4 million of XHANCE net revenue during the three-month and twelve-month periods ended December 31, 2020, respectively. In addition, the Company generated $0.8 million of licensing revenue during the three and twelve-month periods ended December 31, 2020. Total revenues for the three and twelve-month periods ended December 31, 2020 were $16.4 million and $49.2 million.

Expenses and net loss
For the three-month and twelve-month periods ended December 31, 2020, research and development expenses were $6.4 million and $23.4 million, respectively. Selling, general and administrative expenses were $28.1 million and $105.4 million during the three-month and twelve-month periods ended December 31, 2020, respectively. The net loss for the three-month period ended December 31, 2020 was $23.9 million, or $0.46 per share (basic and diluted). The net loss for the twelve-month period ended December 31, 2020 was $99.8 million, or $2.07 per share (basic and diluted).

Cash
The Company had cash and cash equivalents of $144.2 million as of December 31, 2020. In December 2020, the Company received $20 million of cash following the issuance of the Third Delayed Draw Notes under its existing Note Purchase Agreement with Pharmakon. The $20 million of cash is included in the Company's cash balance of $144.2 million as of December 31, 2020.

Corporate Guidance

XHANCE Net Revenue and Average Net Revenue per Prescription
The Company expects XHANCE net revenues for the full year of 2020 to be at least $80 million. This includes the Company's expectation that first quarter 2021 XHANCE net revenue will decrease compared to fourth quarter 2020. The primary driver of the sequential decrease to revenue is the Company's expectation that XHANCE average net revenue per prescription for the first quarter of 2021 will be between $120 and $140, due to typical early-year effects on price and volume related to patient insurance that the Company believes are common for chronic treatments that derive a significant proportion of total prescriptions from refills. The Company expects XHANCE average net revenue per prescription to improve substantially for the remainder of 2021. In addition, the Company expects full year 2021 XHANCE net revenue per prescription to increase compared to full year 2020 XHANCE net revenue per prescription of $185.

Operating Expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2021 to be in the range of $137 - $142 million, of which the Company expects stock-based compensation to be approximately $11 million.

Chronic Sinusitis Clinical Trials
The Company expects top-line results from one of its clinical trials evaluating XHANCE as a potential treatment for Chronic Sinusitis by the end of 2021 and the other in the first half of 2022. Pauses in patient enrollment, due to the COVID-19 pandemic, at some clinical trial sites changed the Company's prior expectation of top-line results from both trials in the second half of 2021.

Company to Host Conference Call

Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 8:00 a.m. Eastern Time today.

To participate on the conference call, please dial (866) 916-4761 from the U.S. or +1 (409) 216-6496 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until March 10, 2021 by dialing (855) 859-2056 from the U.S. or +1 (404) 537-3406 from outside the U.S. and entering conference ID: 9833299.

A simultaneous webcast of the call and presentation can be accessed by visiting the Investors section of Optinose’s website at www.optinose.com. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Net product revenues	$15,597	$11,081	$48,367	$30,401
Licensing revenues	750	—	750	4,230
Total revenues	16,347	11,081	49,117	34,631
Costs and expenses:
Cost of product sales	2,244	2,078	7,520	5,294
Research and development	6,448	5,379	23,378	20,783
Selling, general and administrative	28,107	26,545	105,438	104,155
Total costs and expenses	36,799	34,002	136,336	130,232
Loss from operations	(20,452)	(22,921)	(87,219)	(95,601)
Other expense	3,412	2,075	12,567	14,452
Net loss	$(23,864)	$(24,996)	$(99,786)	$(110,053)
Net loss per share of common stock, basic and diluted	$(0.46)	$(0.58)	$(2.07)	$(2.63)
Weighted average common shares outstanding, basic and diluted	52,327,655	43,467,985	48,275,230	41,877,527

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$144,156	$147,144
Other assets	44,657	25,506
Total assets	$188,813	$172,650

Total current liabilities	52,172	$36,139
Long-term debt, net	125,202	74,531
Other liabilities	4,651	397
Total stockholders' equity	6,788	61,583
Total liabilities and stockholders' equity	$188,813	$172,650

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential for continued or increased XHANCE prescription and net revenue growth and potential growth drivers; early year effects on price and volume related to patient insurance; the Company's plans to seek approval for a follow-on indication for XHANCE for the treatment of chronic sinusitis and the expectation of top line results from one of its chronic sinusitis trials by the end of 2021 and the other in the first half of 2022; projected average net revenue per prescription for first quarter and full year 2021; projected XHANCE net revenue for first quarter and full year 2021; projected Company GAAP operating expenses and stock-based compensation for 2021; development, timing of data, and funding plans for OPN-019 and the potential benefits of OPN-019; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: impact of, and uncertainties caused by the COVID-19 pandemic; physician and patient acceptance of XHANCE; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access); market opportunities for XHANCE may be smaller than expected; the Company’s ability to grow XHANCE prescriptions and net revenues; uncertainties and delays relating to the enrollment, completion, and results of clinical trials; unanticipated costs and expenses; our ability to comply with the covenants and other terms of the note purchase agreement entered into with funds managed by Pharmakon Advisors, LP; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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